AGREEMENT

Exhibit 4.9


PARTIES:

A. Payment Solutions Group f/s/o
Peter Van Brunt(Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Consulting Services. Advise and counseling with respect to business development, company structuring, development of a business plan, identifying merger or acquisition companies, structuring company management team, developing company investor relations team, implementing day to day company business.

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter, and other services as requested by Company's Management.

2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to Five hundred Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




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an authorized representative for ProCoreGroup INC.


Agreed and accepted:




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an authorized representative of Payment Solutions Group INC.


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